Exhibit 99.2
NxStage® Achieves Milestone with 3,000 End-Stage Renal Disease Patients
Receiving Daily Home Hemodialysis Therapy
Patient adoption of daily home therapy continues to grow; Positive data supports broader acceptance within ESRD community.
LAWRENCE, MA., November 3, 2008, NxStage Medical, Inc. (NASDAQ: NXTM), a leading manufacturer of innovative dialysis products, today announced that 3,000 end-stage renal disease (ESRD) patients are now prescribed to receive therapy using its NxStage® System One™, the first truly portable home hemodialysis machine. This latest milestone represents 35% growth in patient adoption since the end of 2007. The NxStage System One is now available at hundreds of dialysis centers in markets throughout the United States.
“We are pleased by the continuing, annual increase in patient adoption of daily home hemodialysis (DHD) with the NxStage System One”, said Jeff Burbank, President and Chief Executive Officer of NxStage Medical, Inc. “This validates our strategy to build sustained growth by working closely with patients and their care-providers in key markets while continuing to broaden nationwide access. It is exciting to see how DHD with the NxStage System One is benefiting the lives of patients. The latest significant evidence of this impact are the just-released interim results of our landmark FREEDOM study, which show that NxStage’s DHD therapy significantly improves patients’ health-related quality-of-life in terms of recovery time, depressive symptoms and overall health-related quality-of-life, in comparison with conventional, thrice-weekly in-center hemodialysis treatment.”
The NxStage System One is the first truly portable hemodialysis system cleared for home use by the FDA. Unlike traditional dialysis equipment, the System One plugs into a standard electrical outlet, requires no special infrastructure to operate and is easy to use by trained patients accompanied by their trained partners. Rather than commuting to and from a dialysis clinic three times per week for scheduled treatment sessions lasting three to four hours, patients who use the NxStage System One have the personal freedom to conduct prescribed treatments at home on their own schedule and to bring the System with them when they travel. The System One works in concert with NxStage’s PureFlowTM SL dialysate preparation system, a compact, easy-to-use system that prepares high-purity dialysate from regular tap water, helping to make daily home hemodialysis even more practical and accessible to patients. The PureFlow SL eliminates the need for bagged dialysate in the home, while still allowing patients to use bagged fluids when they travel.
About NxStage Medical
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of End Stage Renal Disease (ESRD) and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at http://www.nxstage.com.

About End-Stage Renal Disease
End-stage renal disease is the permanent failure of the kidneys to filter the body’s wastes. It is most commonly caused by diabetes, hypertension, or genetic disorders. In order to survive, ESRD patients must use some form of therapy to replace the function of the kidneys for the rest of their lives. Currently, over 450,000 patients in the United States suffer from ESRD, and the costs of treating ESRD patients are over $20 billion annually in the U.S. Due to increases in diabetes, hypertension, and the aging of the U.S. population, those figures are projected to double within the next 10-15 years. The most common form of kidney replacement therapy in the United States today is hemodialysis, which is used by over 350,000 patients. The great majority of these patients are treated with conventional, in-center hemodialysis, in which they must travel to a nearby dialysis center three times per week, where they are connected to dialysis machines for treatments lasting approximately three to four hours, to cleanse their blood.
About Hemodialysis
Today, most patients undergo hemodialysis therapy three times a week in outpatient dialysis centers. This differs significantly from the 24/7 workings of the naturally functioning kidney. Increasingly, clinicians and patients have recognized opportunities for therapy improvements with more frequent, or daily, dialysis. Hundreds of clinical papers have reported on the health and quality of life benefits of hemodialysis done more frequently. The reported benefits include reduced hypertension, reduced cardiac strain and left ventricular hypertrophy, reduced amyloid disease, and improved anemia status, appetite, and quality of life, including the ability to return to work. A summary of the literature discussing these benefits can be found on NxStage’s website, www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to: expected growth in home daily hemodialysis and market acceptance of the NxStage System One, anticipated growth in ESRD patient numbers, the anticipated impact and results of the FREEDOM study and other factors that are discussed in NxStage’s filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. NxStage is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
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Investor Relations Contact
Kristen Sheppard
NxStage Medical, Inc.
ir@nxstage.com
978-332-5923
Media Contact
Jim Weinrebe
Schwartz Communications, Inc.
nxstage@schwartz-pr.com
781-684-0770